150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	**20160437222-89**
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time **10/03/2016 11:40 AM**
	Entity Number **E0473022008-5**

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

TERRA TECH CORP.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series B Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

Section 1 shall be amended to read:

Section 1. Designation and Amount. This series of Preferred Stock shall be comprised of Forty-one Million (41,000,000) shares and shall be designated as "Series B Preferred Stock." As used herein, the term "Series B Preferred Stock" shall refer to shares of the Corporation's Series B Preferred Stock, and the term "Common Stock" shall refer to the Corporation's Common Stock, $0.001 par value per share. The Corporation shall from time to time in accordance with the laws of the State of Nevada increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Series B Preferred Stock.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.